EXHIBIT 17.2






NOVEMBER 10, 2004



TO THE BOARD OF DIRECTORS OF CLAREMONT TECHNOLOGIES CORP





I AM TENDERING MY RESIGNATION AS DIRECTOR OF CLAREMONT
TECHNOLOGY CORP EFFECTIVE IMMEDIATELY.


SINCERELY,



/S/ LORNE CHOMOS
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LORNE CHOMOS